                              SERVICE AGREEMENT FOR
                       MEMBERS OF THE BOARD OF MANAGEMENT

                                     between

                                   CELANESE AG

                             Frankfurter Strasse 111

                              61476 Kronberg i. Ts.

      represented by the Chairman of the Supervisory Board of Celanese AG,

                               Dr. Bernd Thiemann

                   - hereinafter referred to as "CELANESE AG" or the "COMPANY" -

                                       and

                                 Dr. Lyndon Cole

- hereinafter Dr. Cole and the Company together referred to as the "PARTIES" or each of them individually referred to as the "PARTY" -

Dr. Cole has been appointed Member of the Board of Management of Celanese AG by a resolution of the Supervisory Board of Celanese AG on November 1, 2004. In
its meeting on December 6, 2004 the Supervisory Board extended his term as a member of the Board of Management to October 31, 2007. With effect as of
November 1, 2004, the following service agreement (hereinafter referred to as the "SERVICE AGREEMENT" or the "AGREEMENT") shall be agreed between the Company and Dr. Cole by replacing at the same time all earlier agreements.

Service Agreement of Dr. Cole                                                  2

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I.   DUTIES OF THE MEMBER OF THE BOARD OF MANAGEMENT

1.   Dr. Cole will perform his activity as Vice Chairman of the Board of
     Management in accordance with the provisions of the law, the Articles of
     Association of the Company and the Rules of Procedure for the Board of
     Management. Dr. Cole will devote his professional energies - with the exception of his duties for Celanese Corporation and other Companies of the
     Celanese Group or Celanese Corporation -exclusively to the Company. The following provisions of this Section of this Agreement do not affect legally justified restrictions of other activities Dr. Cole may perform.

2.   The performance of other duties within the Celanese Corporation or Group including those of Executive Officer of Celanese Corporation or as a managing director of Celanese Europe Holding GmbHc Co. KG director of
     Celanese Europe Holding GmbHc Co. KG has expressively been approved by
     Supervisory Board according to ss. 88 Para. 1 AktG. Acceptance of any activity outside the private area (privater Bereich) - irrespective of whether it is paid or pro bono - requires the prior approval of the
     Chairman of the Supervisory Board which may be withdrawn at anytime. This applies in particular to the acceptance of mandates in other supervisory boards, managing director activities (Geschaftsfuhrungstatigkeiten) and similar positions, as well as regarding expert reports, publications and lectures to the extent that the Company's interests may be affected.

3.   Should the Supervisory Board wish so, Dr. Cole will accept supervisory board mandates and other positions without remuneration in companies of
     Celanese Group or Celanese Corporation, as well as any activity in associations and similar bodies to which Celanese belongs owing to the nature of its business activity. Dr. Cole undertakes, that on the termination of this Service Agreement or, in case the Supervisory Board wishes at an earlier time, Dr. Cole will retire from aforementioned mandates that he has accepted in the interest of the Company.

4.   During the appointment Dr. Cole will not participate in any company that competes with Celanese AG or which maintains essential business relations with Celanese AG. A shareholding which allows no influence regarding the executive bodies of the relevant company is not considered as participation within the meaning of this clause. A possibility to influence listed companies shall be understood for purposes of this Agreement when having reached 5 % of the voting rights.

Service Agreement of Dr. Cole                                                  3

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5.   Dr. Cole is obliged not to use any knowledge he obtains as a result of his
     Board of Management activity for stock exchange or other speculative transactions.

6.   Dr. Cole is further obliged to assign to the Company the entire results of his work as the exclusive property of the Company without special remuneration.

7.   The confidentiality obligation of ss. 93 of the German Stock Corporation
     Act (Aktiengesetz) applies after the end of Dr. Cole's service term.

8.   Dr. Cole will treat all documentation relating to the Company, as well as all business memoranda including electronic data as the Company's property.
     Dr. Cole will preserve them carefully and at the termination of his service term Dr. Cole will hand them over to the Chairman of the Supervisory Board or his appointee or delete them without being specially requested to do so.
     In reasonable cases the Supervisory Board may release Dr. Cole from this obligation, e.g. in case he needs such documentation as regards governmental or other regulatory inquiries.

II.  COMPENSATION

1.   The compensation of Dr. Cole is determined by his Employment Agreement with Celanese Corporation entered into on February 24, 2005. A portion of the compensation of Dr. Cole will be attributed to his duties performed under this Service Agreement.

2.   Should Dr. Cole die during the term of this Service Agreement, his widow and his unmarried legitimate children, if and as long as they have not reached the age of 21 or if and as long as they are in education and have not reached the age of 27, have a right as joint and several creditors to an unreduced granting of monthly installments of the annual compensation according to Section II. 1. of this Agreement for the three months following the month in which the death occurred, however, at the latest until the planned end of the Service Agreement; and in addition a pro rata amount of the annual bonus

III. DURATION OF THE CONTRACT

1.   The Service Agreement becomes effective on November 1, 2004 and shall terminate on October 31, 2007 provided that the Agreement will automatically be terminated upon the termination of the agreement with
     Celanese Corporation without any further action of either party.

IV.  SEVERANCE

Upon termination of the Service Agreement Dr. Cole cannot claim any severance or other payments of Celanese AG other than benefits accrued under the pension arrangement stipulated in Sec. VII of the Service Agreement

Service Agreement of Dr. Cole                                                  4

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V.   INVENTIONS / UNDERTAKING TO REFRAIN FROM COMPETITIVE ACTIVITY

1.   Dr. Cole will report to and offer to the Company his inventions attributable to work following his appointment to the Board of Management as long as he is receiving a salary or benefits (Versorgungsleistungen)
     from the Company. The inventions will be treated by the Company in accordance with the regulations of the law on employee inventions.

2.   The Company reserves the right to agree with Dr. Cole a post-contractual competition ban (nachvertragliches Wettbewerbsverbot).

VI.  PENSION

     Dr. Cole shall continue participation in Celanese AG<180's current defined pension arrangement for members of its board of management in accordance with the terms described in this section VII. Unless agreed by the Parties, all regulations of this section VII. and all accrued and future rights and entitlements of Dr. Cole under this section VII. shall remain valid and in full effect and will not be changed, amended or superseded by the Employment Agreement between Celanese Corporation and Dr.
     Cole. All matters regarding Dr. Cole's rights under this section VII.
     shall be governed and construed in accordance with German law.

1.   If Dr. Cole contributes to a pension plan using those components of his compensation paid to him in the U.S., the portions financed by the Company including corresponding portions of a 401k contribution, will be applied to his board of management pension.

2.   The promised company pension (Firmenpension) is paid in full after the
     Member of the Board of Management leaves the Board and reaches the age of
     60.

3.   The amount of the company pension is calculated as the product of the escalation factor of 1.8%, the number of qualifying years of service and the pensionable income. In this calculation the number of qualifying years of service is limited to 30. Consequently, the maximum figure is 54 % of the pensionable income.

     Qualifying years of service are all complete years of service spent in the
     Company, in Celanese Corporation and its subsidiaries, in Hoechst
     Aktiengesellschaft and its subsidiaries.

     The pensionable income is calculated as the sum of
     -  the average basic annual salary of the last three calendar years prior to retirement and

     -  the average annual bonus of the last three calendar years prior to retirement

     insofar as these shall be qualifying years of service. For the purpose of this pension agreement Dr. Cole's pensionable income is defined as a total of his base salary and his annual bonus paid by Celanese AG and Celanese
     Corporation.

4.   The following are offset against this company pension:

     a.)  social security pensions acquired during qualified years of service at a rate of 50 % while in case the beneficiary was exempt from social security pension insurance (Rentenversicherung), the claims for social security insurance regarding missing years of contribution within the qualifying years of service shall be projected for the time of

Service Agreement of Dr. Cole                                                  5

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          beginning of the pension payments according to the then applicable approaching proceedings;

     b.)  all claims which have been gained during the service years regarding the company pension scheme (betriebliche Altersvorsorge) which has been financed by the Company;

     c.)  equivalent annuities (Altersrenten) for capital payments from company or supra-company savings schemes or pension schemes to the extent that they are financed by the Company and are in respect of qualifying years of service. Capital payments deferring from the start of pension payments are adjusted upwards until the beginning of pension payments by applying an appropriate rate of interest geared to the capital market.

5.   In the event of an early disability, which must be confirmed by a medical practitioner nominated by the Supervisory Board of the Company, the company pension is paid as from the occurrence of disability and for as long as it continues. From the age of 60 onwards, the payment is continued at the same level as an old-age pension in case the disability persists.

     The amount of the benefit is calculated by the same formula as for the company pension (see Section VII. 2.). However, the time remaining until the completion of the age of 60 shall be added to the qualifying years of service. All other Company-financed benefits granted in this instance - not only the benefits mentioned in Point 3 but also in particular insurance benefits in the form of pension or capital - are offset against this company pension.

6.   In the event of death, survivors' pensions are paid to the spouse and unmarried children entitled to maintenance, provided that the latter have not yet reached the age of 21 or as long as they are undergoing education and have not yet reached the age of 27.

     In the event of death of a pensioned Member of the Board of Management the spouse's pension is 60%, the pension for half-orphans is 15% and the pension for orphans (those with neither parent still living) is 30% of the company pension last paid, subject to the provision that the sum of the spouse's pension and the orphans' pension shall not exceed 80% of the full company pension. In case the pension payments jointly amount to a larger sum, they shall be proportionally reduced. When any of these pensions ceases during the period of payment the remaining pensions are increased again to the maximum sum.

Service Agreement of Dr. Cole                                                  6

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     The spouse is not entitled to a pension if the marriage takes place only after the beneficiary's retirement or only after the beneficiary reaches the age of 60 and

     - if the marriage existed for less than five years or

     - if the spouse is more than 20 years younger than the beneficiary.

     No claim for a spouse's pension shall exist in case it can be concluded from the circumstances that the marriage was entered into solely in order to procure a pension for the survivor.

     In the event of a remarriage of the surviving spouse the claim to a spouse's pension ceases at the end of the month in which remarriage takes place.

     In the event of death of the Member of the Board of Management during
     Service Agreement, survivors' pensions are provided according to the same principles as those applying on the death of a pensioned Member of the
     Board of Management. The starting basis for calculating the survivors'
     pensions, however, is the company pension which would have been paid if the beneficiary had suffered disability at the time of death (see Section IV.
     4.).

     All other Company-financed benefits granted in this case - in addition to the benefits stated under Section IV. 3. and, in particular, insurance benefits in the form of pension or capital sum - are offset against this survivors' pension.

7.   The pension payments are paid in monthly installments in arrears, starting at the end of the time for which the salary has been paid or the transitional payment under Section II. 2 has been made.

     The pension is adjusted annually, the adjustment being based on the cost-of-living index in the country from which the pension payment is made.
     The annual adjustment rate is the change in the cost-of-living index, maximum 5 % per annum. The basis taken for the cost-of-living index in
     Germany is the index for a household of four persons on a medium income; in the US the Consumer Price Index - All Urban Consumers.

8.   A vested right to a pension is granted in the case of premature termination of employment according to ss. 1 of the Law for Improving Company Old-Age
     Benefits (Gesetz zur Verbesserung der betrieblichen Altersversorgung) but no longer than 10 countable service years. The level of the acquired right is determined in accordance with the terms and conditions of ss. 2 of the
     Law for Improving Company Old-Age Benefits.

Service Agreement of Dr. Cole                                                  7

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     The vested benefits are due to be paid as an old age pension after the beneficiary reaches the age of 60, as a disability pension
     (Sozialversicherungstrager) if the requirements of the social security disability pension are met or as survivor pension at the death of the beneficiary according to Section VII.5. of this Agreement .

9.   If Dr. Cole leaves the Company of his own accord prior to reaching age 60 and without due cause for immediate dismissal or if no offer has been made to extend the Agreement is made, the pension becomes payable upon reaching age 55 instead of 60. The company pension, however, will be reduced linearly by 0.5% for each month which is at the beginning of the pension payments prior to the date at which the age 60 has been fulfilled or the requirements of the "85-points-rule" are met. The lower shortening shall be applicable. The conditions of "85-points rule" are met when

      -  the 55th birthday is reached and at the same time

      -  the person's age in years plus the number of years' service totals at least 85 (when calculated precisely in terms of months).

IX.  MISCELLANEOUS

1.   The Company concludes for the Members of the Board of Management a
     Directors & Officers Insurance and bears the costs of this insurance. This insurance covers the activity of Dr. Cole as Member of the Board of
     Management of Celanese AG as well as further activities, which Dr. Cole performs in the interest of the Company. Such activities of Dr. Cole could be e.g. board memberships in companies of the group or activities in other companies in the meaning of Section I. 3., in associations or a service in an honorary capacity (ehrenamtliche Tatigkeit). In compliance with the recommendation of the German Corporate Governance Code the Directors &
     Officers Insurance shall include a certain deductible (Selbstbehalt) that would be the liability of Dr. Cole.

2.   For the duration of the Service Agreement the Company will conclude an accident insurance for Dr. [o] with the following insured sums:

                   (euro)        1.022.583,76 for death
                   (euro)        1.022.583,76 for invalidity
                   (euro)       10.225,84 for medical treatment costs

Service Agreement of Dr. Cole                                                  8

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X.   CONCLUDING PROVISIONS

1.   If any provision of this Agreement should be partly or wholly invalid or subsequently loose its legal validity, this shall not affect the validity of the remaining provisions. The invalid provision shall, as far as legally permissible, be replaced by another, appropriate, provision whose economic effect comes closest to what the Parties wished or would have wished if they had taken into consideration the invalidity of the original provision.

2.   Amendments and additions to this Agreement need to be in writing. This requirement cannot be replaced by oral agreements. The German version of this Agreement shall be authoritative for interpreting this Agreement.

3.   This Agreement shall be governed by German law.

4.   The place of fulfillment for all performances deriving out of this
     Agreement is the seat of the Company. The seat of the Company under ss. 38
     Subsec. 3 No. 2 of the German Civil Procedure Code (Zivilprozessordnung)
     shall be agreed as the place of jurisdiction.

Kronberg i. Ts., February 25, 2005

Celanese AG

/s/ Dr. Bernd Thiemann                             /s/ Dr. Lyndon Cole
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     Dr. Bernd Thiemann                                  Dr. Lyndon Cole

(Chairman of the Supervisory Board)

Service Agreement of Dr. Lyndon Cole                                           9

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The Registrant hereby represents that the above English translation is a fair and accurate English translation of the Articles of Association of Celanese AG.

Celanese AG

/s/ Joachim Kaffanke
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Dr. Joachim Kaffanke